Exhibit 10.1

November 4, 2019
By E-mail
William P. Livek
comScore, Inc.
1401 E. Broward Blvd., Suite 203
Ft. Lauderdale, FL 3330
Dear Bill:
On behalf of comScore, Inc. (the "Company"), I am pleased to provide you ("Executive") with this letter memorializing the terms of your employment as Chief Executive Officer of the Company, effective as of November 4, 2019 (this "Letter"). Reference is made herein to that certain Change of Control and Severance Agreement by and between Executive and the Company executed on September 28, 2015 (the "Severance Agreement") and that certain Indemnification Agreement by and between Executive and the Company dated September 29, 2017 (the "Indemnification Agreement").
1.    COMPENSATION
During the period in which Executive serves as the Chief Executive Officer of the Company (the "Term"), as compensation for all services provided by Executive and in consideration of Executive's execution of this Letter and the release of claims set forth herein, Executive will receive the following:

•	Annualized base salary of $650,000, less applicable taxes and other withholdings, payable in accordance with the Company's payroll practices in effect from time to time.

•
Eligibility to participate in the Company's short-term incentive program ("STIP") with a target annual short-term incentive equal to 100% of Executive's annualized base salary, subject to the terms and conditions of the Company's STIP as in effect from time to time.

•
Eligibility to participate in the Company's annual long-term incentive program ("LTIP") on the same terms as provided to other executive officers from time to time, subject to the terms and conditions of the Company's LTIP as in effect from time to time.

•	Eligibility to participate in those employee benefit plans and programs (e.g., health, dental, vacation, etc.) and business expense reimbursements that the Company makes available to its other executive officers from time to time, subject to the terms and conditions of the applicable plans, programs and policies as in effect from time to time.

•
Upon approval by the Board of Directors (the "Board") or the Compensation Committee of the Board (the "Committee"), a one-time grant under (and pursuant to the terms of) the comScore, Inc. 2018 Equity and Incentive Compensation Plan (the "Plan") of 175,000 restricted stock units (the "RSUs"), which will vest as to one-third on each of the first three anniversaries of the date of grant. The RSUs are subject to (i) the terms and conditions determined by the Board or the Committee (consistent with this Letter), (ii) deferred settlement upon the earlier to occur of a "change in control event" or Executive's "separation from service" (in each case, within the meaning of Section 409A of the Internal Revenue Code of 1986, "Section 409A")) and (iii) Executive's continued employment or service with the Company or one of its affiliates through each vesting date; provided, that the RSUs will fully vest upon a termination of Executive's employment or service by the Company without Cause (as defined in the Severance Agreement) or resignation for Good Reason (as defined in the Severance Agreement), in each case: (i) such that as a result of such termination or resignation, Executive is no longer employed by or providing services to the Company or any of its affiliates; and (ii) within 12 months following a Change in Control (as defined in the Plan).

•
Upon approval by the Board or the Committee, a one-time grant under (and pursuant to the terms of) the Plan of options to purchase 300,000 shares of the Company's common stock, with a per share exercise price equal to the fair market value of a share of the Company's common stock on the date of grant (the "Options"), which will vest as to one-third on each of the first three anniversaries of the date of grant. The Options are subject to (i) the terms and conditions determined by the Board or the Committee (consistent with this Letter), and (ii) Executive's continued employment or service with the Company or one of its affiliates through each vesting date; provided, that the Options will fully vest upon a termination of Executive's employment or service by the Company without Cause or resignation for Good Reason, in each case, (a) such that as a result of such termination or resignation, Executive is no longer employed by or providing services to the Company or any of its affiliates and (b) such termination or resignation is within 12 months following a Change in Control; provided, further, that Executive will have 90 days (or until the Option's 10-year expiration date, if earlier) to exercise any vested Options following such termination or resignation.

•
Upon approval by the Board or the Committee, a one-time grant under (and pursuant to the terms of) the Plan of 425,000 performance restricted stock units (the "PRSUs"), which will vest quarterly from the date of grant through the tenth anniversary of the date of grant or an earlier Change in Control, subject to and in accordance with the achievement of each of the following stock-price hurdles on or prior to such date:

Stock-Price Hurdle*	Percentage of PRSUs That Vest
For each $1 above $4, up to and including $10	16.66%
*The applicable Stock-Price Hurdle is achieved on the date the closing price of a share of common stock of the Company is equal to or greater than the applicable Stock-Price Hurdle for 65 consecutive trading days or, if vesting in connection with a Change in Control, the per share price of such Change in Control. The applicable Stock-Price Hurdle shall be subject to adjustment as provided in the Plan to reflect changes in the Company's capital structure and other corporate transactions and events.
The PRSUs are subject to (i) the terms and conditions determined by the Board or the Committee (consistent with this Letter), (ii) deferred settlement upon the earlier to occur of a "change in control event" or Executive's "separation from service" (in each case, within the meaning of Section 409A), and (iii) Executive's continued employment or service with the Company or one of its affiliates through each vesting date; provided, that upon Executive's resignation (such that Executive is no longer employed by, or providing services to, the Company or any of its affiliates), any PRSUs earned as of the date of such resignation will vest if not previously vested.

•
Subject to satisfaction of the conditions set forth in this paragraph, Executive will earn a one-time bonus of at least $1,000,000 (either individually or as part of a larger pool for executives or employees), payable at the Company's election in cash, stock or a combination thereof, upon (but in no event later than 74 days following) the successful completion of a refinance of all or substantially all of the Company's outstanding senior secured convertible notes (the "Refinance Bonus"), subject to Executive's continued employment through the completion of such refinance; provided, that if Executive's employment is terminated by the Company without Cause or Executive resigns for Good Reason (in each case such that Executive is no longer employed by the Company or any of its affiliates) within the 90-day period preceding the completion of the refinance, Executive will remain eligible to receive the Refinance Bonus upon the completion of such refinance.

•
Subject to satisfaction of the conditions set forth in this paragraph, Executive will earn a one-time cash bonus, payable within 74 days following the consummation of a Qualifying Change in Control (as defined below), in an amount determined in accordance with the following (as applicable, the "CIC Bonus"):

o
Bonus equal to 0.30% of the gross transaction proceeds (but no less than $1,500,000) upon a Qualifying Change in Control that results in gross transaction proceeds of at least $500,000,000 but less than $750,000,000;

o	Bonus equal to 0.31% of the gross transaction proceeds upon a Qualifying Change in Control that results in gross transaction proceeds of at least $750,000,000 but less than $1,250,000,000; or

o	Bonus equal to 0.32% of the gross transaction proceeds (but no more than $4,000,000) upon a Qualifying Change in Control that results in gross transaction proceeds of at least $1,250,000,000.
The CIC Bonus is subject to Executive's continued employment with the Company or one of its affiliates through the consummation of such Qualifying Change in Control; provided, that if Executive's employment is terminated by the Company without Cause or Executive resigns for Good Reason within the 90-day period preceding the consummation of such Qualifying Change in Control (in each case, such that, as a result of such termination or resignation, Executive is no longer employed by the Company or any of its affiliates), Executive will remain eligible to receive the CIC Bonus upon the consummation of such Qualifying Change in Control. As used herein, a "Qualifying Change in Control" means "Change in Control" as defined in the Plan; provided, that the occurrence of clause (b) or (d) of such definition shall not be considered a Qualifying Change in Control.

•
Subject to satisfaction of the conditions set forth in this paragraph, Executive will earn an additional one-time cash bonus of $1,000,000, payable within 74 days following the consummation of a Qualifying Change in Control (the "Additional CIC Bonus"), subject to Executive's continued employment through the consummation of such Qualifying Change in Control; provided, that if Executive's employment is terminated by the Company without Cause or Executive resigns for Good Reason (in each case, such that, as a result of such termination or resignation, Executive is no longer employed by the Company or any of its affiliates) within the 90-day period preceding the consummation of such Change in Control, Executive will remain eligible to receive the Additional CIC Bonus upon the consummation of such Qualifying Change in Control.

•	Payment of Executive's attorney's fees in the amount of $200,000.
Consistent with the Company's existing director compensation program, during the Term, Executive will not be eligible to receive any additional compensation for his service as a member of the Board. Executive will continue to serve as the Vice Chairman of the Board through the Company's annual shareholder meeting in 2021.
2.    RELEASE OF CLAIMS
For good and valuable consideration, including the Company's entry into this agreement and making Executive eligible for the consideration set forth above, Executive hereby forever releases, discharges and acquits the Company, its present and former subsidiaries and other affiliates, and each of the foregoing entities' respective past, present and future subsidiaries, affiliates, stockholders, members, partners, directors, officers, managers, employees, agents, attorneys, heirs, predecessors, successors and representatives in their personal and representative capacities, as well as all employee benefit plans maintained by the Company or any of its affiliates and all fiduciaries and administrators of any such plans, in their personal and representative capacities (collectively, the "Released Parties"), from liability for, and Executive hereby waives, any and all claims, damages, or causes of action of any kind, known or unknown, suspected or unsuspected, disclosed or undisclosed, direct or derivative, related to or arising from Executive's employment or engagement with any Released Party, Executive's status as a shareholder of Rentrak Corporation or the Company or any other Released Party, ownership of the Company, Rentrak Corporation or any other Released Party and any other acts or omissions related to any matter on or prior to the time that Executive executes this Agreement, whether arising under federal or state laws or the laws of any other jurisdiction, including (i) any alleged violation through such date of: (A) any federal, state or local anti-discrimination or anti-retaliation law, including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, and the Americans with Disabilities Act of 1990; (B) the Employee Retirement Income Security Act of 1974 ("ERISA"); (C) the Immigration Reform Control Act; (D) the National Labor Relations Act; (E) the Occupational Safety and Health Act; (F) the Family and Medical Leave Act of 1993; (G) any federal, state or local wage and hour law; (H) the Securities Act of 1933; (I) the Securities Exchange Act of 1934; (J) the Investment Advisers Act of 1940; (K) the Investment Company Act of 1940; (L) the Private Securities Litigation Reform Act of 1995; (M) the Sarbanes-Oxley Act of 2002; (N) the Wall Street Reform and Consumer Protection Act of 2010; (O) any applicable state employment and securities laws; (P) any other local, state or federal law, regulation, ordinance or orders which may have afforded any legal or equitable causes of action of any nature; or (Q) any public policy, contract, tort, or common law claim or claim for defamation, emotional distress, fraud or misrepresentation of any kind; (ii) any allegation for costs, fees, or other expenses including attorneys' fees incurred in, or with respect to, a Released Claim; and (iii) any and all rights, benefits, or claims Executive may have under any employment-related contract (including the Severance Agreement), and any incentive or compensation plan or agreement or under any other benefit plan, program or practice not expressly set forth in this Letter (collectively, the "Released Claims"). This Letter is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for any consideration received by Executive hereunder, any and all potential claims of this nature that Executive may have against any of the Released Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE RELEASED PARTIES.
Executive is not waiving any rights Executive or Executive's successors may have to: (i) Executive's own vested and accrued employee benefits under the Company's health, incentive or retirement benefits plans that are governed by ERISA as of the date of execution of this Letter; (ii) pursue rights or claims which first arise after the date on which Executive signs this Letter; (iii) indemnification and defense for acts performed in the course and scope of Executive's employment or as a member of the Board pursuant to the terms of the Indemnification Agreement; (iv) pursue claims which by law cannot be waived by signing this Letter; or (v) pursue claims to enforce or challenge the validity of this Letter. Executive and the Company jointly acknowledge and agree that the general and special releases given by Executive hereunder, although given contemporaneously with the execution of this Letter, shall be rendered null and void and this Letter may be rescinded if the Company does not fulfill its obligations to provide Executive with the consideration set forth in this Letter. Further notwithstanding this release of liability, nothing in this Letter prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Letter) with the Equal Employment Opportunity Commission ("EEOC") or other governmental agency, including the Securities and Exchange Commission (collectively, "Governmental Agencies") or participating in any investigation or proceeding conducted by the EEOC or other Governmental Agency or cooperating with such an agency or providing documents or other information to a Governmental Agency; however, Executive understands and agrees that, to the extent permitted by law, Executive is waiving any and all rights to recover any monetary or personal relief from a Released Party as a result of such EEOC or other Governmental Agency proceeding or subsequent legal actions. Further notwithstanding this release of liability, nothing in this Letter limits Executive's right to receive an award for information provided to a Governmental Agency.
Executive represents that Executive has not engaged in any breach of fiduciary duty, breach of any duty of loyalty or disclosure, fraudulent activity, unlawful or tortious activity or criminal activity, in each case: (i) towards or with respect to the Company or any other Released Party; or (ii) with respect to any action or omission undertaken (or that was failed to be undertaken) in the course of his employment, engagement or affiliation with any Released Party.  In reliance upon, and conditioned upon, Executive's representations and covenants contained in this Letter, as further consideration for this Letter, the Company, on its own behalf and on behalf of any person or entity purporting to act on its behalf, hereby releases and forever discharges Executive from any and all claims now known to it that could be asserted against Executive and that pertain to or arise from Executive's employment relationship with the Company and its subsidiaries.  Notwithstanding the foregoing, the Company is not waiving or releasing Executive from: (A) any claims, in law or equity, arising from or relating to any act, action, or omission by Executive that was unlawful, that was, based on clear and convincing evidence, not undertaken in good faith, or that was, based on clear and convincing evidence, not reasonably believed to be in the best interests of the Company or any other Released Party, (B) the Company's or any other Released Party's future ability to sue or take other action to enforce this Letter, (C) any claim where such a release would cause the loss of insurance coverage or indemnity protection otherwise potentially available to cover the loss, or (D) a breach of a fiduciary or other common law duty.
Executive represents and warrants that as of the date on which Executive signs this Letter, Executive has not filed any claims, complaints, charges, or lawsuits against any of the Released Parties with any Governmental Agency or with any state or federal court or arbitrator for or with respect to a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the time at which Executive signs this Letter. Executive further represents and warrants that Executive has made no assignment, sale, delivery, transfer or conveyance of any rights Executive has asserted or may have against any of the Released Parties with respect to any Released Claim.
Executive expressly acknowledges and agrees that (i) Executive has carefully read this Letter and had sufficient time to consider it; (ii) Executive is receiving, pursuant to this Letter, consideration in addition to anything of value to which Executive is already entitled; (iii) Executive has been advised, and hereby is advised in writing, to discuss this Letter with an attorney of Executive's choice and Executive has had an adequate opportunity to do so prior to executing this Letter; (iv) Executive fully understands the final and binding effect of this Letter; the only promises made to Executive to sign this Letter are those contained herein; and Executive is signing this Letter knowingly, voluntarily and of Executive's own free will, and Executive understands and agrees to each of the terms of this Letter; (v) the only matters relied upon by Executive and causing Executive to sign this Letter are the provisions set forth in writing within the four corners of this Letter (and those provisions of the NDA (as defined below) and Severance Agreement and Indemnification Agreement referenced herein); (vi) no Released Party has provided any tax or legal advice to Executive regarding this Letter and Executive has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Executive's own choosing such that Executive enters into this Letter with full understanding of the tax and legal implications thereof; and (vii) each Released Party that is not a signatory to this Letter shall be a third-party beneficiary of Executive's releases, representations, and covenants herein and shall be entitled to enforce such releases, representations, and covenants as if a party hereto.
In entering into this Letter, Executive expressly acknowledges and agrees that Executive has received all leaves (paid and unpaid) that Executive was entitled to receive from the Company or any other Released Party through the date on which Executive signs this Letter. Executive further acknowledges and agrees that, aside from the consideration to be provided to Executive by the Company pursuant to the terms of this Letter, Executive has received all wages, bonuses and other compensation, been provided all benefits and been afforded all rights and been paid all sums that Executive has been owed by the Company or any other Released Party through the date on which Executive signs this Letter.
3.    MISCELLANEOUS
Subject to Executive no longer possessing material non-public information, as determined by the Company's legal counsel, Executive may, at his election, (i) enter into a 10b5-1 plan during the Company's next open trading window that permits Executive to purchase up to $4,000,000 of the Company's common stock; (ii) purchase up to $4,000,000 of the Company's common stock in the open market during the next open trading window; or (iii) utilize a combination of the foregoing, in each case, so long as Executive does not possess any material non-public information.
Executive's employment remains subject to his continued agreement to abide by the terms of that certain At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement between Executive and the Company dated September 28, 2015 (the "NDA"). Executive's employment is not for a specific term and is terminable at-will. This means that Executive is not entitled to remain an employee or officer of the Company or any of its subsidiaries for any particular period of time, and either Executive or the Company may terminate the employment relationship at any time, with or without notice, and for any reason not prohibited by applicable law. During the Term, Executive will be expected to comply with all of the Company's policies and procedures in effect from time to time.
Amounts paid or payable hereunder shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company from time to time, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable hereunder. Notwithstanding anything herein to the contrary, the Company reserves the right, without Executive's consent, to adopt or amend any such clawback policies and procedures, including such policies and procedures applicable to amounts paid or payable hereunder, with retroactive effect.
The Company may withhold from any payments made pursuant to this Letter all federal, state, local, and other taxes and withholdings as may be required by any law or governmental regulation or ruling.
It is intended that the provisions of this Letter are either exempt from or compliant with the requirements of Section 409A, and to the extent that the requirements of Section 409A are applicable thereto, all provisions of this Letter shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Letter constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of Executive's taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code of 1986, as amended, solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.
Notwithstanding any provision in this Letter to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive's receipt of such payment or benefit is not delayed until the earlier of (i) the date of Executive's death or (ii) the date that is six months after the date of Executive's "separation from service" within the meaning of Section 409A (such earlier date, the "Section 409A Payment Date"), then such payment or benefit shall not be provided to Executive (or Executive's estate, if applicable) until the Section 409A Payment Date.
Notwithstanding the provisions of the two preceding paragraphs, the Company makes no representations that the payments, equity awards and benefits provided under this Letter are exempt from, or compliant with, Section 409A and in no event shall any Released Party be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.
This Agreement, the Severance Agreement, the NDA and the Indemnification Agreement constitute the entire agreement of the parties with regard to the subject matter hereof and are intended by the parties to supersede all prior and contemporaneous agreements and understandings, oral and written, between Executive and any Released Party with regard to the subject matter hereof. All references herein to a statute, agreement, instrument or other document shall be deemed to refer to such statute, agreement, instrument or other document as amended, supplemented, modified and restated from time to time. Neither this Letter nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Letter has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties. This Letter may be executed in any number of counterparts, each of which will be deemed to be an original and all of which constitute one agreement that is binding upon each of the parties, notwithstanding that all parties are not signatories to the same counterpart.
/ / /

We look forward to your contributions to the Company as Chief Executive Officer and appreciate your willingness to assume this role. To accept the terms of your employment memorialized in this Letter, please sign below.

Sincerely,

COMSCORE, INC.

By:	/s/ Carol DiBattiste
Carol DiBattiste
General Counsel and Chief Compliance,
People and Privacy Officer

ACKNOWLEDGED AND AGREED:

/s/ William P. Livek
William P. Livek

Date:	November 4, 2019

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